Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ACTIVE WITH ME INC.:

We consent to the inclusion in the Form S-1 Post-Effective Amendment No. 2 of our report dated September 28, 2015 relating to our audit of the balance sheets of Active With Me Inc. (the “Company”) as of June 30, 2015 and 2014, and the related statements of income, stockholders' equity, and cash flows for the years then ended. Our report dated September 28, 2015 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

April 11, 2016